Exhibit 23.12

CONSENT OF VICKI SCHARNHORST

The undersigned hereby states as follows:

I, Vicki Scharnhorst, assisted with the preparation of the “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” effective date December 31, 2021 issue date February 9, 2022 for Vista Gold Corp. (the Company”), portions of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/ Vicki Scharnhorst
Name: Vicki Scharnhorst

Date: September 2, 2022